EXHIBIT 11(A)(1)

                               RYDEX SERIES FUNDS
                               RYDEX DYNAMIC FUNDS
                              RYDEX VARIABLE TRUST
                                 RYDEX ETF TRUST
                       RYDEX CAPITAL PARTNERS SPHINX FUND


                        FINANCIAL OFFICER CODE OF ETHICS

I.       INTRODUCTION

         The reputation and integrity of Rydex Series Funds, Rydex Dynamic Funds, Rydex Variable Trust, Rydex ETF Trust and Rydex Capital Partners Sphinx Fund (each a "Fund" and, collectively, the "Funds") are valuable assets that are vital to the Funds' success. The Funds' senior financial officers ("SFOs,") are responsible for conducting the Funds' business in a manner that demonstrates a commitment to the highest standards of integrity. The Funds' SFOs are set forth on APPENDIX A of this Code, as may be amended from time to time, and include the principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function.

         The Sarbanes-Oxley Act of 2002 (the "Act") effected sweeping corporate disclosure and financial reporting reform on public companies, including mutual funds, to address corporate malfeasance and assure investors that the companies in which they invest are accurately and completely disclosing financial information. Under the Act, all public companies (including the Funds) must either have a code of ethics for their SFOs, or disclose why they do not. The Act was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices. The Funds have chosen to adopt this Financial Officer Code of Ethics (the "Code") to encourage its SFOs to act in a manner consistent with the highest principles of ethical conduct.

II.      PURPOSES OF THE CODE

         The purposes of this Code are:

o To promote honest and ethical conduct by the Funds' SFOs, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o To assist the Funds' SFOs in recognizing and avoiding conflicts of interest, including disclosing to an appropriate person any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

o To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the SEC and in other public communications made by the Funds;

o    To promote compliance with applicable laws, rules and regulations;

o To encourage the prompt internal reporting to an appropriate person of violations of this Code; and

o To establish accountability for adherence to this Code.

III.     QUESTIONS ABOUT THIS CODE

         Each Fund's compliance officer designated to oversee the Fund's Code of Ethics adopted pursuant to Rule 17j-1 shall serve as Compliance Officer for the implementation and administration of this Code. You should direct your questions about this Code to the Compliance Officer.

IV.      CONDUCT GUIDELINES

         Each Fund has adopted the following guidelines under which the Fund's SFOs must perform their official duties and conduct the business affairs of the Fund.

1. ETHICAL AND HONEST CONDUCT IS OF PARAMOUNT IMPORTANCE. Each Fund's SFOs must act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Fund in personal and professional relationships.

2. SFOS MUST DISCLOSE MATERIAL TRANSACTIONS OR RELATIONSHIPS. Each Fund's SFOs must disclose to the Compliance Officer any actual or apparent conflicts of interest the SFO may have with the Fund that reasonably could be expected to give rise to any violations of this Code. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which the SFO may be a party. If it is not possible to disclose the matter to the Compliance Officer, it should be disclosed to the Fund's Chief Financial Officer, Chief Executive Officer or another appropriate person. In addition to disclosing any actual or apparent conflicts of interest in which an SFO is personally involved, the Fund's SFOs have an obligation to report any other actual or apparent conflicts which they discover or of which they otherwise become aware. If you are unsure whether a particular fact pattern gives rise to a conflict of interest, or whether a particular transaction or relationship is "material," you should bring the matter to the attention of the Compliance Officer

3. STANDARDS FOR QUALITY OF INFORMATION SHARED WITH FUND SERVICE PROVIDERS. Each Fund's SFOs must at all times seek to provide information to the Fund's service providers (adviser, administrator, outside auditor, outside counsel, custodian, ETC.) that is accurate, complete, objective, relevant, timely, and understandable.

4. STANDARDS FOR QUALITY OF INFORMATION INCLUDED IN PERIODIC REPORTS. Each Fund's SFOs must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Fund's periodic reports.

5. COMPLIANCE WITH LAWS. Each Fund's SFOs must comply with the federal securities laws and other laws and rules applicable to the Funds, such as the Internal Revenue Code.

6. STANDARD OF CARE. Each Fund's SFOs must at all times act in good faith and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated. Each Fund's SFOs must conduct the affairs of the Fund in a responsible manner, consistent with this Code.

7. CONFIDENTIALITY OF INFORMATION. Each Fund's SFOs must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Fund to disclose it or where disclosure is otherwise legally mandated. You may not use confidential information acquired in the course of your work for personal advantage.

8. SHARING OF INFORMATION AND EDUCATIONAL STANDARDS. Each Fund's SFOs should share information with relevant parties to keep them informed of the business affairs of the Fund, as appropriate, and maintain skills important and relevant to the Fund's needs.

9. PROMOTE ETHICAL CONDUCT. Each Fund's SFOs should at all times proactively promote ethical behavior among peers in your work environment.

10. STANDARDS FOR RECORDKEEPING. Each Fund's SFOs must at all times endeavor to ensure that the Fund's financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.

V.   WAIVERS OF THIS CODE

         You may request a waiver of a provision of this Code by submitting your request in writing to the Compliance Officer for appropriate review. For example, if a family member works for a service provider that prepares a Fund's financial statements, you may have a potential conflict of interest in reviewing those statements and should seek a waiver of this Code to review the work. An executive officer of each Fund, or another appropriate person (such as a designated Board or Audit Committee member), will decide whether to grant a waiver. All waivers of this code must be disclosed to the applicable Fund's shareholders to the extent required by SEC rules.

VI.  AFFIRMATION OF THE CODE

         Upon adoption of the Code, each Funds' SFOs must affirm in writing that they have received, read and understand the Code, and annually thereafter must affirm that they have complied with the requirements of the Code. These affirmations may be made electronically via the RYDEX.STARCOMPLIANCE.COM website. To the extent necessary, each Funds' Compliance Officer will provide guidance on the conduct required by this Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

VII. REPORTING VIOLATIONS

         In the event that an SFO discovers or, in good faith, suspects a violation of this Code, the SFO MUST immediately report the violation or suspected violation to the Compliance Officer. The Compliance Officer may, in his or her discretion, consult with another member of the Funds' senior management or the Board in determining how to address the suspected violation. For example, a Code violation may occur when a Fund periodic report or financial statement omits a material fact, or is technically accurate but, in the view of the SFO, is written in a way that obscures its meaning.

         SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

VIII. VIOLATIONS OF THE CODE

         Dishonest  or  unethical  conduct  or  conduct  that  is  illegal  will constitute a violation of this Code, regardless of whether this Code specifically refers to such particular conduct. A violation of this Code may result in disciplinary action, up to and including removal as an SFO of the Funds. A variety of laws apply to the Funds and their operations, including the Securities Act of 1933, the Investment Company Act of 1940, state laws relating to duties owed by Fund officers, and criminal laws. The Funds will report any suspected criminal violations to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.


ADOPTED: AUGUST 25, 2003



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                                   APPENDIX A

                            SENIOR FINANCIAL OFFICERS


As of January 31, 2004, the senior officers of Rydex Series Funds, Rydex Dynamic Funds, Rydex Variable Trust and Rydex ETF Trust are:

Carl Verboncoeur
Nikolaos Bonos

As of January 31, 2004, the senior officers of Rydex Capital Partners SPhinX Fund are:

Michael P. Byrum
Nikolaos Bonos